EXHIBIT 99.1

Emclaire Financial Corp Reports Second Quarter and Year to Date Earnings

EMLENTON, Pa., July 18, 2013 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $814,000, or $0.46 per diluted common share for the three months ended June 30, 2013, compared to $1.1 million, or $0.65 per diluted common share for the same period in 2012. The results for the 2012 period included $538,000 of securities gains compared to $99,000 of securities gains realized in 2013. Excluding securities gains and the related income tax impact, net income available to common stockholders in the second quarter of 2013 was $749,000 compared to $776,000 for the same period last year.

Net income available to common shareholders for the six month period ended June 30, 2013 was $1.5 million, or $0.87 per diluted common share, compared to $2.0 million, or $1.17 per diluted common share for the same period in 2012. Excluding securities gains of $962,000 and $184,000 for the six month periods ended June 30, 2012 and 2013, respectively, and the related tax impact, net income available to common shareholders was $1.4 million for both periods.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank noted, "We are pleased to experience stable core earnings and balance sheet growth, particularly in light of the extremely low national interest rate environment. Our asset quality continues to improve and remains quite favorable compared to peer institutions. Efforts in the upcoming quarters will be focused on the expansion of our loan portfolio, the implementation of strategies aimed at enhancing revenue and the management of operating expenses. We are excited to expand our branch network into the Saint Marys and Cranberry Township, Pennsylvania markets with anticipated opening dates in the fourth quarter of 2013 and the first quarter of 2014, respectively. With solid capital levels, we remain positioned for sustainable franchise growth."

OPERATING RESULTS OVERVIEW

Consolidated net income was $939,000 for the three months ended June 30, 2013, compared to $1.3 million for the same period last year. The $317,000, or 25.2%, decline in earnings primarily related to decreases in net interest income and noninterest income of $37,000 and $390,000, respectively, and increases in the provision for loan losses and noninterest expense of $38,000 and $68,000, respectively. These changes were partially offset by a decrease in the provision for income taxes of $216,000 as the Corporation's effective tax rate declined due to higher levels of tax exempt income.

Net interest income decreased $37,000, or 1.0%, to $3.9 million for the quarter ended June 30, 2013. The decrease in net interest income resulted from a decrease in interest income of $300,000, or 5.8%, as the Corporation's yield on interest-earning assets decreased 17 basis points to 4.08% for the second quarter of 2013 from 4.25% for the same quarter in 2012. Management's strategy to increase loan volume through the recent expansion of the corporate banking team and the projected entrance into new markets in the coming quarters is expected to help mitigate the impact of the decrease in asset yields caused by an overall decline in interest rates. Partially offsetting the decrease in interest income, interest expense decreased $263,000, or 20.8%, as the Corporation's cost of funds decreased 22 basis points to 0.85% for the second quarter of 2013 from 1.07% for the same period in 2012. Driving this improvement was a $222,000 decrease in interest paid on deposits and a $41,000 decrease in interest paid on borrowings, the latter of which related primarily to the Corporation exchanging and modifying $15.0 million of Federal Home Loan Bank advances during the fourth quarter of 2012. The Corporation improved its core deposit ratio to 73.7% at June 30, 2013 from 70.2% at June 30, 2012, resulting in, along with historically low national interest rates, an overall reduction in deposit costs. The management of funding costs resulted in a 2 basis point increase in the net interest margin to 3.28% for the second quarter of 2013, from 3.26% for the same period in 2012 despite the decrease in asset yields.

Noninterest income decreased $390,000, or 27.5%, to $1.0 million for the quarter ended June 30, 2013 from $1.4 million for the same quarter in 2012. The decrease resulted from a $439,000 decrease in gains on the sale of securities. During the quarter ended June 30, 2013, the Corporation realized securities gains of $99,000 related to the sale of certain mortgage-backed securities that were experiencing accelerated prepayments. During the same period in 2012, the Corporation realized securities gains of $538,000 related to the sale of U.S. Treasury securities.  Excluding the securities gains, noninterest income increased $49,000, or 5.5%, to $932,000 from $883,000 in the same period last year due to increases in fees and service charges and earnings on bank-owned life insurance.

Noninterest expense increased a modest $68,000, or 1.9%, to $3.6 million for the quarter ended June 30, 2013.  Increases in compensation and benefits expense, premises and equipment expense, FDIC insurance expense and professional fees were partially offset by decreases in intangible amortization expense and other noninterest expense.

The provision for income taxes decreased $216,000, or 51.2%, to $206,000 for the quarter ended June 30, 2013 from $422,000 for the same period last year. This decrease was related to a decrease in pre-tax income, as well as an increase in the level of tax exempt income realized by the Corporation.

The Corporation realized an annualized return on average assets and common equity of 0.71% and 7.27%, respectively, for the quarter ended June 30, 2013, versus 0.95% and 9.79%, respectively, for the same quarter in 2012.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Consolidated net income was $1.8 million for the six months ended June 30, 2013, compared to $2.3 million for the same period last year. The $497,000, or 21.7%, decline in earnings primarily related to decreases in net interest income and noninterest income of $71,000 and $679,000, respectively, and increases in the provision for loan losses and noninterest expense of $67,000 and $9,000, respectively. These changes were partially offset by a decrease in the provision for income taxes of $329,000.

Net interest income decreased $71,000, or 1.0%, to $7.8 million for the six months ended June 30, 2013. The decrease in net interest income resulted from a decrease in interest income of $602,000, or 5.8%, as the Corporation's yield on interest-earning assets decreased 18 basis points to 4.22% for the first six months of 2013 from 4.40% for the same period in 2012. Partially offsetting the decrease in interest income, interest expense decreased $531,000, or 20.7%, as the Corporation's cost of funds decreased 23 basis points to 0.89% for the first six months of 2013 from 1.12% for the same period in 2012. Driving this improvement was a $453,000 decrease in interest paid on deposits and a $78,000 decrease in interest paid on borrowings. The management of funding costs resulted in a slight increase in net interest margin to 3.37% for the first six months of 2013, compared to 3.36% for the same period in 2012 despite the decrease in asset yields.

Noninterest income decreased $679,000, or 25.7%, to $2.0 million for the six months ended June 30, 2013 compared to $2.6 million for the same period in 2012. The decrease related to a $778,000 decrease in gains on the sale of securities. During the six months ended June 30, 2013, the Corporation realized securities gains of $184,000 related to the sale of certain mortgage-backed securities that were experiencing accelerated prepayments. During the same period in 2012, the Corporation realized securities gains of $962,000, $424,000 of which related to the sale of common stock held in a local community bank following its merger with a regional competitor and $538,000 of which related to the aforementioned sale of U.S. Treasury securities. Excluding the securities gains, noninterest income increased $99,000, or 5.9%, to $1.8 million from $1.7 million in the same period last year due to increases in fees and service charges and earnings on bank-owned life insurance.

Noninterest expense was essentially flat at $7.2 million for the six month periods ended June 30, 2013 and 2012. Increases in compensation and benefits expense, premises and equipment expense and FDIC insurance expense were mostly offset by decreases in intangible amortization expense, professional fees and other noninterest expense.

The provision for income taxes decreased $329,000, or 42.8%, to $439,000 for the six months ended June 30, 2013 from $768,000 for the same period last year. This decrease was related to a decrease in pre-tax income and an increase in the level of tax exempt income realized by the Corporation.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $20.6 million, or 4.1%, to $529.6 million at June 30, 2013 from $509.0 million at December 31, 2012. Asset growth was the result of a $26.1 million increase in securities, funded primarily by a $17.0 million increase in customer deposits, a $9.0 million decrease in cash and equivalents and a $5.5 million increase in short-term borrowed funds.

Total nonperforming assets were $5.6 million, or 1.05% of total assets at June 30, 2013 compared to $7.2 million, or 1.41% of total assets at December 31, 2012. This $1.6 million, or 22.4%, decrease in nonperforming assets was due to repayments made on nonperforming loans during the period and a $941,000 partial charge-off of a nonperforming commercial real estate loan for which a specific reserve of $1.4 million was established in 2012. Of the $5.3 million in loans classified as nonperforming, $3.6 million, or 69.4%, relate to two commercial credit relationships.

Stockholders' equity decreased $2.1 million, or 4.1%, to $49.6 million at June 30, 2013 compared to $51.7 million at December 31, 2012. This resulted from a $3.1 million decrease in accumulated comprehensive income as unrealized gains on the Corporation's securities portfolio decreased by $4.7 million following the recent rise in market interest rates. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 9.4% of total assets. Tangible book value per common share was $19.78 at June 30, 2013 compared to $20.93 at December 31, 2012.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, currently operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period ended June 30,		Six month period ended June 30,
	2013	2012	2013	2012

Interest income	$ 4,898	$ 5,198	$ 9,812	$ 10,414
Interest expense	999	1,262	2,035	2,566
Net interest income	3,899	3,936	7,777	7,848
Provision for loan losses	153	115	295	228
Noninterest income	1,031	1,421	1,961	2,640
Noninterest expense	3,632	3,564	7,207	7,198
Income before provision for income taxes	1,145	1,678	2,236	3,062
Provision for income taxes	206	422	439	768
Net income	939	1,256	1,797	2,294
Accumulated preferred stock dividends and discount accretion	125	125	250	250
Net income available to common stockholders	$ 814	$ 1,131	$ 1,547	$ 2,044

Basic earnings per common share	$0.46	$0.65	$0.88	$1.17
Diluted earnings per common share	$0.46	$0.65	$0.87	$1.17
Dividends per common share	$0.20	$0.18	$0.40	$0.36

Return on average assets (1)	0.71%	0.95%	0.70%	0.89%
Return on average equity (1)	7.27%	9.79%	7.00%	8.98%
Return on average common equity (1)	7.81%	10.93%	7.46%	9.93%
Yield on average interest-earning assets	4.08%	4.25%	4.22%	4.40%
Cost of average interest-bearing liabilities	1.09%	1.33%	1.15%	1.40%
Cost of funds	0.85%	1.07%	0.89%	1.12%
Net interest margin	3.28%	3.26%	3.37%	3.36%
Efficiency ratio	70.84%	69.30%	71.17%	70.79%
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(1) Returns are annualized for the three and six month periods ended June 30, 2013 and 2012.

CONSOLIDATED BALANCE SHEET DATA:		As of 6/30/2013	As of 12/31/2012

Total assets		$ 529,624	$ 509,014
Cash and equivalents		11,405	20,424
Securities		146,281	120,206
Loans, net		334,291	333,801
Deposits		449,497	432,459
Borrowed funds		25,500	20,000
Common stockholders' equity		39,613	41,725
Stockholders' equity		49,613	51,725

Book value per common share		$22.48	$23.72
Tangible book value per common share		$19.78	$20.93

Net loans to deposits		74.37%	77.19%
Allowance for loan losses to total loans		1.38%	1.58%
Nonperforming assets to total assets		1.05%	1.41%
Earning assets to total assets		94.47%	95.16%
Stockholders' equity to total assets		9.37%	10.16%
Shares of common stock outstanding		1,762,158	1,759,408
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (724) 867-2018
         Email: wmarsh@farmersnb.com